EXHIBIT 10.6c

FOURTH AMENDMENT OF
JOHN BEAN TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION AND STOCK PLAN

WHEREAS, John Bean Technologies Corporation (the “Company”) maintains the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the “Plan”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company now deems it necessary and desirable to amend the Plan in certain respects; and

WHEREAS, this Fourth Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Compensation Committee under Section 17 Amendment and Termination of the Plan, the Plan is hereby amended in the following respects, effective February 24, 2015:

1.	Section 2.1(h)(2)(D) of the Plan is hereby amended in its entirety to read as follows:

(D)     such other events as will be determined by the Committee.

2.	Section 2.1(pp) of the Plan is hereby amended to add a new sentence to the end thereto to read as follows:

Notwithstanding the preceding, a Termination of Employment shall occur only if such termination constitutes a “separation from service” under Section 409A(a)(2)(A)(i) of the Code.

3.	Section 2.1 of the Plan is hereby amended to add a new subsection (ss) to the end thereto to read as follows:

(ss)     “Good Reason” means, without the participant’s express written consent, the occurrence of any one or more of the following:

(a)     The assignment of the participant to duties materially inconsistent with the participant’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as an employee of the Company (including, without limitation, any material change in duties or status as a result of the stock of the Company ceasing to be publicly traded or of the Company becoming a subsidiary of another entity, or any material change in the participant’s reporting relationship, such as the chairman or chief executive officer ceasing to report to the Board of Directors of a publicly traded company), or a material reduction or alteration in the nature or status of the participant's authorities, duties, or responsibilities from the greatest of (i) those in effect on the Grant Date; (ii) those in effect during the fiscal year immediately preceding the year of a Change in Control; and (iii) those in effect immediately preceding a Change in Control;

(b)     The Company's requiring the participant to be based at a location which is at least fifty (50) miles further from the participant’s then current primary residence than is such residence from the office where the participant is located at the time of a Change in Control, except for required travel on the Company's business to an extent substantially consistent with the participant's business obligations as of the Grant Date or as the same may be changed from time to time prior to a Change in Control; or

(c)     A material reduction by the Company in the participant’s base salary as in effect on the Grant Date or as the same may be increased from time to time.

The existence of Good Reason will not be affected by the participant's temporary incapacity due to physical or mental illness not constituting a Disability. The participant's continued employment will not constitute a waiver of the participant's rights with respect to any circumstance constituting Good Reason. Notwithstanding the above to the contrary, “Good Reason” for participant’s separation from service will exist only if (i) the participant provides written notice to the Company within ninety (90) days of the occurrence of any of the above listed events, (ii) the Company fails to cure the event within thirty (30) days following the Company’s receipt of the participant's written notice, and (iii) the participant separates from service with the Company effective not later than sixty (60) days after the end of the Company’s cure period.

4.	Section 15.1 of the Plan is hereby amended in its entirety to read as follows:

15.1     Impact of Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, the effect of the Change in Control upon an outstanding Award shall be governed by the terms of the Notice. The Committee may also make additional substitutions, adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.

5.	Section 16 of the Plan is hereby amended to delete the last sentence set forth in such Section.

IN WITNESS WHEREOF, the Compensation Committee, on behalf of the Company, has caused this amendment to be executed by its duly authorized representative this 24th day of February, 2015.

JOHN BEAN TECHNOLOGIES CORPORATION

By: Mark K. Montague

Its: Executive Vice President, Human Resources